Interpace Diagnostics Announces Pricing of $7.0 Million Public Offering of Common Stock

PARSIPPANY, N.J., Jan. 25, 2019 — Interpace Diagnostics Group, Inc. (Nasdaq: IDXG) (“Interpace” or the “Company”) today announced the pricing of an underwritten public offering of 9,333,334 shares of its common stock at a public offering price of $0.75 per share, less underwriting discounts and commissions. Interpace also granted the underwriter a 30-day option to purchase up to an additional 1,400,000 shares of its common stock at the public offering price per share, less underwriting discounts and commissions. Interpace expects to receive aggregate gross proceeds of approximately $7 million from the offering, assuming no exercise of the underwriter’s option to purchase additional shares. The offering is expected to close on or about January 29, 2019, subject to customary closing conditions.

H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

Interpace intends to use the net proceeds of the offering for working capital, capital expenditures, business development and research and development expenditures, and acquisition of new technologies and businesses.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (“SEC”) and was declared effective on October 19, 2018. A preliminary prospectus supplement describing the terms of the offering was filed with the SEC on January 25, 2019, and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained, when available, from H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, or by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction. Offers will be made only by means of a prospectus supplement and the accompanying prospectus, forming a part of the registration statement.

About Interpace Diagnostics Group, Inc.

Interpace is a fully integrated commercial and bioinformatics company that provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. The Company currently has four commercialized molecular tests and one test in a clinical evaluation process (CEP); PancraGEN® for the diagnosis and prognosis of pancreatic cancer from pancreatic cysts; ThyGeNEXT™ for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; ThyraMIR® for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay; and RespriDX™ that differentiates lung cancer of primary vs. metastatic origin. BarreGEN® for Barrett’s Esophagus, is currently being “soft launched” with key opinion leaders as we continue to gather data on this assay that will assist us in seeking favorable reimbursement as well as important clinical information. Barrett’s Esophagus is a rapidly growing diagnosis that affects over three million people in the US and over time can progress to esophageal cancer. The Company’s data base includes data from over 50,000 patients who have been tested using the Company’s current products, including over 25,000 molecular tests for thyroid nodules. Interpace has been designated by the 2018 edition of CIO Applications as one of the top 10 companies for providing bioinformatics solutions. Interpace’s mission is to provide personalized medicine through molecular diagnostics, innovation and data to advance patient care based on rigorous science. For more information, please visit Interpace’s website at www.interpacediagnostics.com.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, the satisfaction of customary closing conditions related to the offering, the Company’s history of losses, the Company’s ability to adequately finance the business, the market’s acceptance of its molecular diagnostic tests, its ability to retain or secure reimbursement, its ability to secure additional business and generate higher profit margins through sales of its molecular diagnostic tests, in-licensing or other means, projections of future revenues, growth, gross profit and anticipated internal rate of return on investments and its ability to maintain its NASDAQ listing. Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed on March 23, 2018, Quarterly Reports on Form 10-Q and other SEC filings that Interpace may make with the SEC in the future, and the preliminary prospectus supplement dated January 24, 2019. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Interpace Diagnostics

Investor Relations

Joseph Green

646-653-7030

jgreen@edisongroup.com